Exhibit 99.1

CONDITIONAL NOTICE OF OPTIONAL FULL REDEMPTION

ATWOOD OCEANICS, INC.

6.50% SENIOR NOTES DUE 2020

CUSIP NO: 050095AM0

CONDITIONAL NOTICE IS HEREBY GIVEN to the holders of the above referenced Notes, pursuant to Section 4.07 of the First Supplemental Indenture, dated as of January 18, 2012, to the Indenture, dated as of January 18, 2012 (collectively, as amended, supplemented or otherwise modified, the “Indenture”), by and between Atwood Oceanics, Inc., a Texas corporation, as Issuer (the “Issuer”), and The Bank of New York Mellon Trust Company, N.A., a national banking association, as successor to Wells Fargo Bank, National Association, as trustee (the “Trustee” and the “Paying Agent”), that, subject to the satisfaction of the Condition (as defined below), all of the Issuer’s outstanding 6.50% Senior Notes due 2020 issued under the Indenture (the “Notes”) will be redeemed by the Issuer pursuant to Section 4.07(d) of the Indenture and paragraph 5(C) of the Notes on October 6, 2017 or such later date on or before November 5, 2017 on which the Condition shall have been satisfied or waived by the Issuer (the “Redemption Date”) at a redemption price equal to 101.625% of the principal amount thereof, together with accrued and unpaid interest, if any, to, but not including, the Redemption Date (the “Redemption Price”). Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price. Notes in book-entry form must be surrendered to the Paying Agent, and payment will be made, through the facilities of The Depository Trust Company in the usual manner. The address of the Paying Agent is as follows:

First Class/Registered/Certified:	Express Delivery Only:	By Hand Only:
The Bank of New York Mellon P.O. Box 396 East Syracuse, NY 13057 Attn: Debt Processing Unit (ACT)	The Bank of New York Mellon 111 Sanders Creek Parkway East Syracuse, NY 13057 Attn: Corporate Trust Window	The Bank of New York Mellon 111 Sanders Creek Parkway East Syracuse, NY 13057 Attn: Corporate Trust Window

If the Condition is satisfied or waived by the Issuer on or prior to the Redemption Date, on the Redemption Date, the Redemption Price will become due and payable on the Notes and, unless the Issuer defaults in paying the Redemption Price on the Redemption Date, interest, if any, on the Notes to be redeemed shall cease to accrue on and after the Redemption Date, and the only remaining right of the Holders will be to receive payment of the Redemption Price on surrender of the Notes redeemed. No representation is made as to the correctness or accuracy of the CUSIP numbers either as printed on the Notes or as contained in this notice, and this redemption shall not be affected by any defect in or omission of such numbers.

IMPORTANT CONDITION

Notwithstanding any other provision contained herein, the redemption of the Notes contemplated by this notice is subject to and conditioned on the Condition having been satisfied or waived by the Issuer on or prior to the Redemption Date. If the Condition is not satisfied or waived by the Issuer on or prior to the Redemption Date, this notice shall automatically terminate and be of no further effect, and the Issuer shall provide written notice to the Trustee that the Condition was not satisfied or waived.

The Condition is for the Issuer’s sole benefit and may be asserted by the Issuer, in its sole discretion, regardless of the circumstances giving rise to the Condition not being satisfied (including any action or inaction on the part of the Issuer). The Issuer will have the right (but not the obligation) to waive the Condition in its sole discretion. The Issuer also has the right to determine whether or not the Condition is satisfied and to terminate this conditional notice of optional full redemption if the Condition is not satisfied. The Issuer’s decision as to whether the Condition is satisfied will be final and binding, and the Trustee will have no right to disagree with the Issuer’s conclusions.

As used herein, “Condition” is that the effective time of the merger contemplated by the Agreement and Plan of Merger, dated May 29, 2017 (as may be amended or supplemented from time to time), by and among Ensco plc, a public limited company organized under the laws of England and Wales, Echo Merger Sub LLC, a Texas limited liability company and wholly owned subsidiary of Ensco, and the Issuer, shall have occurred in accordance with the applicable provisions of the Texas Business Organizations Code.

IMPORTANT TAX NOTICE

Payments on the Notes in connection with the redemption may be subject to information reporting. In addition, such payments may be subject to U.S. federal income tax backup withholding at the applicable statutory rate. A U.S. Holder (as defined below) will be subject to backup withholding if it fails to provide its accurate taxpayer identification number on a properly completed IRS Form W-9 (available on the IRS website at www.irs.gov) or other applicable IRS form and has not otherwise adequately established that it is exempt from backup withholding (an “Exempt Recipient”). A Non-U.S. Holder (as defined below) will be subject to backup withholding, even if such Non-U.S. Holder is not otherwise subject to U.S. federal income or withholding tax, if it fails to provide a properly completed applicable IRS Form W-8 (available on the IRS website at www.irs.gov) or other applicable IRS form and has not otherwise adequately established that it is an Exempt Recipient. A Holder that is treated as a partnership for U.S. federal income tax purposes should consult its own tax advisor regarding the appropriate IRS form(s) to provide in order to avoid backup withholding. Holders who wish to avoid backup withholding (including Exempt Recipients who wish to avoid possible erroneous backup withholding) should provide the relevant completed IRS forms to the Paying Agent together with the Notes being surrendered.

Backup withholding is not an additional tax. Any amounts withheld from a payment under the backup withholding rules will generally be allowed as a credit against the Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

The term “U.S. Holder” means a beneficial owner of a Note that, for U.S. federal income tax purposes, is (i) an individual who is a citizen or resident alien of the United States; (ii) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia; (iii) an estate whose income is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or a trust that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person. The term “Non-U.S. Holder” means a beneficial owner of a Note that is an individual, corporation, estate or trust and that is not a U.S. Holder.

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Atwood Oceanics, Inc.

By: The Bank of New York Mellon Trust Company, N.A., as Trustee

Dated: September 6, 2017

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